EXHIBIT 99.1

Cleco Corporation ends second quarter with operational earnings of $0.62 per diluted share

•	Receives state regulatory approval to join MISO

•	Affirms 2013 earnings guidance of $2.45 to $2.55 per diluted share

PINEVILLE, La., July 31, 2013 - Cleco Corporation (NYSE: CNL) posted 2013 second-quarter operational earnings of $37.4 million, or $0.62 per share, down from $39.4 million, or $0.64 per diluted share recorded in the second quarter of 2012. Operational earnings exclude amounts for underlying indemnifications and other nonoperational adjustments. Generally accepted accounting principles (GAAP) earnings for the second quarter of 2013 were $42.0 million, or $0.69 per diluted share, down from $46.7 million, or $0.77 per diluted share recorded in the second quarter of 2012.

“In the second quarter, we experienced slightly milder weather compared to last year but saw revenues increase through expected rate adjustments in our formula rate plan and through increased transmission revenues associated with our recently completed transmission rate case,” said Bruce Williamson, president and CEO of Cleco Corporation. “While we continued our management of controllable operating expenses, planned outages at our regulated generation facilities during the second quarter increased overall operating expenses and reduced operating earnings for the quarter.

“On a strategic front, we received approval from the Louisiana Public Service Commission to join the Midcontinent Independent System Operator, Inc. (MISO), which provides growth possibilities through wholesale contracts and transmission and generation expansion,” said Williamson. “In addition to MISO, we are progressing on our other key regulatory initiatives with filings made early in the second quarter regarding the transfer of Coughlin into Cleco Power and an extension to our formula rate plan.

“We are confident in our ability to manage costs and efficiently operate our utility; therefore, we are affirming our current earnings guidance range of $2.45 to $2.55 per diluted share for 2013,” said Williamson. “We are focused on growing our company through Cleco Power, which provides low-risk earnings growth for our shareholders. This guidance assumes normal weather for the remainder of the year, minimal earnings contribution from Midstream and excludes non-operational adjustments.”

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended June 30		For the six months ended June 30
Subsidiary	2013	2012	2013	2012
Cleco Power LLC	$0.57	$0.60	$1.03	$1.06
Cleco Midstream Resources LLC	0.03	(0.01)	0.01	(0.06)
Corporate and Other	0.02	0.05	0.02	0.07
Operational diluted earnings per share (Non-GAAP)	0.62	0.64	1.06	1.07
Adjustments[1]	0.07	0.13	0.08	0.20
Diluted earnings per share applicable to common stock	$0.69	$0.77	$1.14	$1.27

1 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.64	2012 second-quarter operational diluted earnings per share

0.05	Non-fuel revenue
(0.10)	Other expenses, net
(0.01)	AFUDC (allowance for funds used during construction)
0.03	Income taxes
$(0.03)	Cleco Power results

0.04	Cleco Midstream results

(0.03)	Corporate and Other results

$0.62	2013 second-quarter operational diluted earnings per share

0.07	Adjustments[1]

$0.69	2013 second-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.05 per share compared to the second quarter of 2012 primarily due to $0.04 per share from adjustments to Cleco Power's formula rate plan. Also contributing to this increase was $0.01 per share of higher transmission and other revenue.

•
Higher other expenses, net, decreased earnings by $0.10 per share compared to the second quarter of 2012 primarily due to $0.04 per share from higher generation expenses relating to outages, $0.04 per share from higher consulting expenses, higher property taxes, and higher other miscellaneous expenses, and $0.02 per share of higher depreciation expense.

•	Lower AFUDC decreased earnings by $0.01 per share compared to the second quarter of 2012 primarily due to the timing of capital expenditures relating to transmission projects.

•	Lower income taxes increased earnings by $0.03 per share compared to the second quarter of 2012 primarily due to the adjustment to record tax expense at the projected annual effective tax rate.

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Cleco Corporation

Cleco Midstream Resources

•
Midstream's results increased earnings by $0.04 per share compared to the second quarter of 2012 primarily due to $0.03 per share of higher tolling revenue and $0.02 per share of lower maintenance expenses at Evangeline. These amounts were partially offset by $0.01 per share of higher interest charges primarily related to uncertain tax positions.

For a discussion of other transactions affecting Cleco Midstream’s results, please refer to “Operational Earnings Adjustments - Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Higher income taxes decreased earnings by $0.03 per share compared to the second quarter of 2012 primarily due to $0.03 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate and $0.01 per share for tax credits. These amounts were partially offset by $0.01 per share for permanent tax deductions.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$1.07	Six months ended June 30, 2012, operational diluted earnings per share

0.14	Non-fuel revenue
(0.02)	Rate refund accrual
(0.13)	Other expenses, net
(0.03)	Interest charges
(0.01)	AFUDC
0.02	Income taxes
$(0.03)	Cleco Power results

0.07	Cleco Midstream results

(0.05)	Corporate and Other results

$1.06	Six months ended June 30, 2013, operational diluted earnings per share

0.08	Adjustments[1]

$1.14	Six months ended June 30, 2013, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.14 per share compared to the first six months of 2012 primarily due to $0.08 per share from adjustments to Cleco Power's formula rate plan, $0.05 per share from increased sales due primarily to weather, and $0.03 per share from higher transmission revenue. Partially offsetting these increases were $0.01 per share from lower mineral lease payments and $0.01 per share from other revenue.

•
Higher rate refund accrual decreased earnings by $0.02 per share compared to the first six months of 2012 primarily due to the absence of the reversals of the 2012 cycle accrual and fuel audit reserves.

•
Higher other expenses, net, decreased earnings by $0.13 per share compared to the first six months of 2012 primarily due to $0.05 per share of higher depreciation expense, $0.03 per share of higher generation maintenance expenses primarily related to outages, $0.03 per share of higher property taxes, $0.01 per share of higher consulting expenses, and $0.01 per share of higher other miscellaneous expenses.

•
Higher interest charges decreased earnings by $0.03 per share compared to the first six months of 2012 primarily due to $0.05 per share from the absence of a favorable adjustment related to a tax settlement in 2012, partially offset by $0.01 per share related to reacquired debt and $0.01 per share related to the retirement of pollution control bonds.

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Cleco Corporation

•	Lower AFUDC decreased earnings by $0.01 per share compared to the first six months of 2012 primarily due to the timing of capital expenditures relating to transmission projects.

•
Lower income taxes increased earnings by $0.02 per share compared to the first six months of 2012 primarily due to $0.03 per share for the adjustment to record tax expense at the projected annual effective tax rate and $0.02 per share for settlements with taxing authorities, partially offset by $0.02 per share for permanent tax deductions and $0.01 per share for the flowthrough of tax benefits.

Cleco Midstream Resources

•
Midstream’s results increased earnings by $0.07 per share compared to the first six months of 2012 primarily due to higher tolling revenue due to the power purchase agreement with Cleco Power beginning May 2012 and the absence of availability penalties from 2012.

For a discussion of other transactions affecting Cleco Midstream's results, please refer to “Operational Earnings Adjustments - Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Higher income taxes decreased earnings by $0.05 per share compared to the first six months of 2012 primarily due to $0.03 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate and $0.02 per share for tax credits.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended June 30		For the six months ended June 30
	2013	2012	2013	2012
Operational diluted earnings per share	$0.62	$0.64	$1.06	$1.07
Life insurance policies	—	—	0.01	0.01
Tax levelization	—	0.01	—	—
Acadia Unit 1 indemnifications	—	—	—	0.07
Acadia Unit 2 indemnifications	0.07	0.12	0.07	0.12
Reported GAAP diluted earnings per share applicable to common stock	$0.69	$0.77	$1.14	$1.27

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

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Cleco Corporation

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the second quarter of 2012, Cleco recorded a $0.01 per share benefit from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The resulting adjustment for this item had no impact for the second quarter of 2013. The incremental adjustment for tax levelization is not related to the current quarter's operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Units 1 and 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power and Entergy Louisiana when they acquired Acadia Units 1 and 2 in February 2010 and April 2011, respectively. Acadia Power Partners, LLC and Acadia Power Holdings will reduce the indemnification liabilities either through expiration of the contractual life or through changes in the probability of a claim arising. During the second quarters of 2013 and 2012, the contractual expiration of the underlying indemnifications increased earnings $0.07 and $0.12 per share, respectively. The resulting adjustment for this item for the six months ended June 30, 2013 and 2012, increased earnings by $0.07 and $0.19 per share, respectively.

Cleco management will discuss the company’s second-quarter 2013 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Thursday, August 1, 2013. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q2 2013 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 9 generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 283,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
(318) 484-7642

Media Contact:
Robbyn Cooper
(318) 484-7136

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Cleco Corporation

	For the three months ended June 30
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	801	848	(5.5)%	$64,815	$66,150	(2.0)%
Commercial	632	667	(5.2)%	44,679	44,317	0.8%
Industrial	575	578	(0.5)%	22,061	21,132	4.4%
Other retail	33	33	—%	2,494	2,407	3.6%
Surcharge	—	—	—%	2,054	2,036	0.9%
Other	—	—	—%	(1,566)	(1,566)	—%
Total retail	2,041	2,126	(4.0)%	134,537	134,476	—%
Sales for resale	498	466	6.9%	13,299	11,710	13.6%
Unbilled	215	168	28.0%	12,195	10,006	21.9%
Total retail and wholesale customer sales	2,754	2,760	(0.2)%	$160,031	$156,192	2.5%

	For the six months ended June 30
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	1,642	1,632	0.6%	$126,515	$122,540	3.2%
Commercial	1,214	1,237	(1.9)%	88,728	86,064	3.1%
Industrial	1,130	1,128	0.2%	43,186	41,224	4.8%
Other retail	65	65	—%	5,061	4,767	6.2%
Surcharge	—	—	—%	4,291	4,851	(11.5)%
Other	—	—	—%	(3,131)	(3,120)	(0.4)%
Total retail	4,051	4,062	(0.3)%	264,650	256,326	3.2%
Sales for resale	939	856	9.7%	25,577	23,495	8.9%
Unbilled	152	80	90.0%	8,007	5,703	40.4%
Total retail and wholesale customer sales	5,142	4,998	2.9%	$298,234	$285,524	4.5%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended June 30	2013	2012
Operating revenue
Electric operations	$252,765	$228,293
Other operations	11,531	12,111
Gross operating revenue	264,296	240,404
Electric customer credits	(402)	(281)
Operating revenue, net	263,894	240,123
Operating expenses
Fuel used for electric generation	72,611	54,999
Power purchased for utility customers	13,940	16,068
Other operations	31,442	28,688
Maintenance	26,310	24,184
Depreciation	34,740	32,250
Taxes other than income taxes	10,285	9,713
Gain on sale of assets	(188)	(22)
Total operating expenses	189,140	165,880
Operating income	74,754	74,243
Interest income	257	(3)
Allowance for other funds used during construction	413	1,399
Other income	8,165	13,014
Other expense	(1,247)	(831)
Interest charges
Interest charges, including amortization of debt expense and premium, net	21,017	21,094
Allowance for borrowed funds used during construction	(129)	(478)
Total interest charges	20,888	20,616
Income before income taxes	61,454	67,206
Federal and state income tax expense	19,422	20,520
Net income applicable to common stock	$42,032	$46,686

Average number of basic common shares outstanding	60,445,617	60,421,028
Average number of diluted common shares outstanding	60,713,374	60,660,702
Basic earnings per share
Net income applicable to common stock	$0.70	$0.77
Diluted earnings per share
Net income applicable to common stock	$0.69	$0.77
Cash dividends paid per share of common stock	$0.3625	$0.3125

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the six months ended June 30	2013	2012
Operating revenue
Electric operations	$482,191	$437,883
Other operations	23,074	23,056
Gross operating revenue	505,265	460,939
Electric customer credits	(424)	1,955
Operating revenue, net	504,841	462,894
Operating expenses
Fuel used for electric generation	157,976	128,063
Power purchased for utility customers	18,796	24,705
Other operations	58,363	56,385
Maintenance	43,944	41,419
Depreciation	68,773	64,097
Taxes other than income taxes	22,919	19,743
Loss (gain) on sale of assets	846	(55)
Total operating expenses	371,617	334,357
Operating income	133,224	128,537
Interest income	457	31
Allowance for other funds used during construction	1,577	2,416
Equity income from investees, before tax	—	1
Other income	10,438	22,389
Other expense	(1,683)	(1,486)
Interest charges
Interest charges, including amortization of debt expense and premium, net	42,848	42,062
Allowance for borrowed funds used during construction	(504)	(822)
Total interest charges	42,344	41,240
Income before income taxes	101,669	110,648
Federal and state income tax expense	32,503	33,930
Net income applicable to common stock	$69,166	$76,718

Average number of basic common shares outstanding	60,419,588	60,387,388
Average number of diluted common shares outstanding	60,670,112	60,625,377
Basic earnings per share
Net income applicable to common stock	$1.15	$1.27
Diluted earnings per share
Net income applicable to common stock	$1.14	$1.27
Cash dividends paid per share of common stock	$0.70	$0.625

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At June 30, 2013	At Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$7,567	$31,020
Accounts receivable, net	89,425	77,034
Other current assets	288,943	339,284
Total current assets	385,935	447,338
Property, plant and equipment, net	3,042,221	3,009,461
Equity investment in investees	14,541	14,540
Prepayments, deferred charges and other	673,439	676,010
Total assets	$4,116,136	$4,147,349
Liabilities
Current liabilities
Short-term debt	$3,000	$—
Long-term debt due within one year	16,658	91,140
Accounts payable	93,981	102,695
Other current liabilities	120,177	100,795
Total current liabilities	233,816	294,630
Deferred credits	1,027,221	1,096,248
Long-term debt, net	1,323,765	1,257,258
Total liabilities	2,584,802	2,648,136
Shareholders’ equity
Common shareholders’ equity	1,561,209	1,531,583
Accumulated other comprehensive loss	(29,875)	(32,370)
Total shareholders’ equity	1,531,334	1,499,213
Total liabilities and shareholders’ equity	$4,116,136	$4,147,349

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